Exhibit 4.9
AMENDMENT & WAIVER LETTER
From:	TORM A/S (the "Company") for itself and as agent for each of the other Obligors party to each of the Agreements (as defined below)

To:	Danske Bank A/S as agent (the "Agent") for the other Finance Parties under and as defined in each of the Agreements (as defined below)

21/12 2015

Dear Sirs,
Amendment and restatement agreement dated 13 July 2015 (the "Amendment and Restatement Agreement") between, among others, the Company, the companies listed therein as guarantors and other obligors, the financial and other institutions listed therein as lenders and the Agent under which certain existing facilities are consolidated, amended and restated in the form of a new term facility agreement (the "Term Facility Agreement") the terms of which are set out in schedule 1 to the Amendment and Restatement Agreement
Working capital facility agreement dated 13 July 2015 between, among others, the Company, the companies listed therein as guarantors and other obligors, the financial and other institutions listed therein as lenders and the Agent (the "Working Capital Facility Agreement" and together with the Term Facility Agreement the "Agreements")
1.	Background
(a)	We refer to the Agreements. This letter is supplemental to and amends the Agreements.
(b)
We further refer to the presentation entitled "Corporate Reorganisation and NYSE Listing, Lender Consent Solicitation (October 2015)" (the "Solicitation Presentation") provided to the Lenders under the Agreements. As further outlined in the Solicitation Presentation, the Company contemplates implementing a reorganisation consisting of the following main steps:

(i)	a new holding company is incorporated under English law ("TORM PLC");
(ii)	TORM PLC is acquired by OCM Njord Holdings S.ár.1., the current holder of an approximately 62% stake in the Company;
(iii)	OCM Njord Holdings Sarl may (but shall not be required to) transfer its current stake in the Company to TORM PLC (the "Transfer") in advance of the Takeover (as defined below);
(iv)
the shareholders of the Company receive an exchange offer (the "Exchange Offer") by TORM PLC for all issued shares and warrants in the Company which it does not already own combined with a squeeze out process provided that more than 90 per cent. acceptances are received. The expected outcome of the Exchange Offer is that TORM PLC will become the owner of 100 per cent. of the shares of the Company (the "Takeover");

(v)	TORM PLC accedes to each of the Agreements as an Additional Guarantor;
(vi)	TORM PLC is listed on the Copenhagen Stock Exchange;

(vii)	subsequent and conditional upon the listing of TORM PLC on the Copenhagen Stock Exchange, the Company is delisted from the Copenhagen Stock Exchange (the "Proposed Delisting");
(viii)
the Company may transfer to TORM PLC its three unencumbered newbuilding contracts (currently held in 3 separate Subsidiaries of the Company, OCM Singapore Njord Holdings Leif Pte. Ltd, OCM Singapore Njord Holdings Knut Pte. Ltd and OCM Singapore Njord Holdings Gorm Pte. Ltd) and the following unencumbered vessels:

•          TORM Agnes;
•          TORM Aslaug;
•          TORM Amalie;
•          TORM Anabel;
•          TORM Arawa; and
•          Maersk Malta (to be renamed TORM Atlantic),
either by way of a direct transfer or indirectly via a transfer of the relevant Subsidiary of the Company owning such vessel (the "Reorganisation").
2.	Interpretation
(a)	Capitalised terms defined in the Agreements have the same meaning when used in this letter unless expressly defined in this letter.
(b)
The provisions of clauses 1.2 (Construction), 1.3 (Third Party Rights) and 1.4 (Conflict of Documents) of each Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreements are to be construed as references to this letter.

3.	Lender Consents relating to the Agreements
(a)	Change of Control:
(i)	We refer to paragraph (a) of the definition of "Change of Control" contained in clause 1.1 (Definitions) of each Agreement.
(ii)
Our view is that neither the Transfer nor the Takeover constitutes a Change of Control under the Agreements on the basis that neither transaction contemplates a change in the ultimate control of the Company.

(iii)	Nevertheless, for the avoidance of doubt, we request the consent of all the Lenders under each Agreement to the Transfer and the Takeover.
(b)	Takeover:
We refer to clause 21.7 (Merger) and clause 42 (Amendments and Grant of Waivers) of each Agreement.
We request the consent of the Majority Lenders under each Agreement to the Takeover.
(c)	Maintenance of Listing:

We refer to clause 21.11 (Maintenance of Listing) and clause 42 (Amendments and Grant of Waivers) of each Agreement.
We request the consent of the Majority Lenders under each Agreement to the Proposed Delisting.
(d)	Reorganisation:
We refer to clause 21.7 (Merger), clause 27.5 (Disposals — Obligors other than the Borrower) and clause 42 (Amendments and Grant of Waivers) of each Agreement.
We request the consent of the Majority Lenders under each Agreement to the Reorganisation.
4.	Amendments to the Agreements
In accordance with clause 42 (Amendments and Grant of Waivers) of each Agreement, we further request the consent of the Majority Lenders under each Agreement to the amendments (the "Amendments") to each Agreement as set out in Appendix 1 (Amendments to the Agreements) of this letter.
5.	Conditions precedent
The conditions precedent to be delivered by the Company to the Agent in connection with this letter are set out in Appendix 2 (Conditions Precedent) of this letter. The conditions precedent to be delivered to the Agent in relation to the accession of TORM PLC as an Additional Guarantor are set out in Part III of Schedule 3 (Conditions Precedent) to each of the Agreements.
6.	Agreement by Obligors
(a)
Each Obligor under each Agreement agrees and acknowledges that the guarantees and indemnities contained in each Agreement and/or each other Finance Document (as that term is defined in each Agreement) to which it is a party shall, on and after the Effective Date, continue in full force and effect and extend to the liabilities and obligations of each of the Obligors under each Agreement and the other Finance Documents (as amended and/or amended and restated from time to time) including as varied, amended, supplemented or extended by this letter.

(b)	Each Obligor under each Agreement agrees and acknowledges that, on and after the Effective Date:
(i)
its obligations arising under each Agreement and/or each other Finance Document (as that term is defined in each Agreement) to which it is a party constitute secured obligations (howsoever defined); and

(ii)	the Security created under any Security Document:
(A)	continues in full force and effect; and
(B)
extends to the obligations of the Obligors under each Agreement and/or the other Finance Documents (as amended and/or amended and restated from time to time) including as varied, amended, supplemented or extended by this letter, in each case subject to the limitations set out in the Security Documents.

(c)
Each Obligor shall, at the request of the Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this letter.

7.	Miscellaneous
(a)	This letter is designated a Finance Document by the Company and the Agent.
(b)	The Company hereby notifies the Agent of the existence and identity of TORM PLC as a new Group Member for the purposes of clause 21.14 (Notification of Changes to the Group) of each of the Agreements.
(c)	Please sign, date and return this letter to confirm that the Agent has obtained the following, in each case subject to the occurrence of the Effective Date:
(i)	consent of all the Lenders under each Agreement to the Transfer and the Takeover;
(ii)	consent of the Majority Lenders under each Agreement to the Takeover;
(iii)	consent of the Majority Lenders under each Agreement to the Proposed Delisting;
(iv)	consent of the Majority Lenders under each Agreement to the Reorganisation; and
(v)	consent of the Majority Lenders under each Agreement to the Amendments (including for the purposes of clause 21.18 (Amendment) of each of the Agreements).
(d)
The Agreements will not be amended by this letter and any Lender consents obtained by the Agent in connection with this letter will not be effective unless the Agent notifies the Company and the Lenders that:

(i)	all of the conditions precedent set out in Appendix 2 (Conditions Precedent) of this letter have been provided to the Agent in form and substance satisfactory to the Agent; and
(ii)
all of the conditions precedent set out in Part III of Schedule 3 (Conditions Precedent) to each of the Agreements in relation to the accession of TORM PLC as an Additional Guarantor have been provided to the Agent in form and substance satisfactory to the Agent.

(e)
The Agent shall give the notification referred to in paragraph (d) above as soon as reasonably practicable upon being so satisfied. The date on which such notification is given by the Agent or such other date as the Company and the Agent may agree shall be the "Effective Date". The Agent shall promptly notify the Company and the Lenders of the occurrence of the Effective Date. Upon the occurrence of the Effective Date each of the Agreements will be amended by this letter and any Lender consents obtained by the Agent in connection with this letter will come into effect.

(f)	The provisions of clause 38 (Notices) of each Agreement shall apply to this letter, mutatis mutandis, as if they were set out in this letter.
(g)
Save as expressly amended or waived by this letter, the Finance Documents remain in full force and effect and no amendment or waiver of any provision of any Finance Document is given by the terms of this letter. The Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or Default under, the Finance Documents.
(h)	This letter may be executed in counterparts each of which, when taken together, shall constitute one and the same agreement.
8.	Governing law
This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.
TORM A/S for itself and as agent for each of the other Obligors party to each of the Agreements	}
/s/ Mads Peter Zacho
By:

Agreed and acknowledged by:
TORM A/S	}
/s/ Mads Peter Zacho
By:

DK Vessel HoldCo GP ApS	}
/s/ Mads Peter Zacho
By:

DK Vessel HoldCo K/S	}
/s/ Mads Peter Zacho
By:

VesselCo A ApS	}
/s/ Mads Peter Zacho
By:

VesselCo C ApS	}
/s/ Mads Peter Zacho
By:

VesselCo 1 K/S	}
/s/ Mads Peter Zacho
By:

VesselCo 3 K/S	}
/s/ Mads Peter Zacho
By:

VesselCo 7 Pte. Ltd.	}
/s/ Mads Peter Zacho
By:

VesselCo 6 Pte. Ltd.	}
/s/ Mads Peter Zacho
By:

OCM (Gibraltar) Njord Mideo Limited	}
/s/ Mads Peter Zacho
By:

OCM Singapore Njord Holdings St. Michaelis Pte. Ltd.	}
/s/ Mads Peter Zacho
By:

OCM Singapore Njord Holdings St. Gabriel Pte. Ltd.	}
/s/ Mads Peter Zacho
By:

OCM Singapore Njord Holdings Hardrada, Pte. Ltd.	}
/s/ Mads Peter Zacho
By:

OCM Singapore Njord Holdings Agnete, Pte. Ltd.	}
/s/ Mads Peter Zacho
By:

OCM Singapore Njord Holdings Alice, Pte. Ltd.	}
/s/ Mads Peter Zacho
By:

OCM Singapore Njord Holdings Alexandra, Pte. Ltd.	}
/s/ Mads Peter Zacho
By:

OCM Singapore Njord Holdings Almena, Pte. Ltd.	}
/s/ Mads Peter Zacho
By:

Appendix 1 Amendments to the Agreements
Each Agreement will be amended as follows:
1.
the definition of "Auditors" in clause 1.1 (Definitions) in each Agreement shall be amended by replacing the words "the Borrower's" with "TORM PLC's" and by replacing the words "appointed by the Borrower" with "appointed by TORM PLC";

2.	the definition of "Cash Sweep Cap Amount" in clause 1.1 (Definitions) in the Term Facility Agreement shall be amended by replacing the words "semi-annual" with "quarterly";
3.
the definition of "Change of Control" in clause 1.1 (Definitions) in each Agreement shall be amended by replacing the words "the Borrower" with "TORM PLC" and by replacing the words "the Borrower's" with "TORM PLC's";

4.	the definition of "GAAP" in clause 1.1 (Definitions) in each Agreement shall be amended by replacing the words "the Borrower" with "TORM PLC";
5.	the definition of "Group" in clause 1.1 (Definitions) in each Agreement shall be amended by replacing the words "the Borrower" with "TORM PLC";
6.	the definition of "Relevant Affiliate" in clause 1.1 (Definitions) in each Agreement shall be amended by replacing the words "the Borrower" with "TORM PLC";
7.	the definition of "Repayment Date" in clause 1.1 (Definitions) in the Term Facility Agreement shall be amended by replacing the words "six-monthly" with "three-monthly";
8.	clause 1.1 (Definitions) in each Agreement shall be amended so as to include the following new definition in alphabetical order:

""TORM PLC" means TORM PLC, a company established under the laws of England and Wales and having its seat at 27 Old Gloucester Street, London, WC1N 3AX, United Kingdom;";
9.
paragraph (a) of clause 19.1 (Financial Statements) in each Agreement shall be amended so that the words "the Borrower" are replaced with "TORM PLC" and so that the words "consolidated audited annual financial statements of the Borrower" are replaced with "consolidated audited annual financial statements of TORM PLC";

10.
paragraph (b) of clause 19.1 (Financial Statements) in each Agreement shall be amended so that the words "the Borrower" are replaced with "TORM PLC" and so that the words "consolidated unaudited financial statements of the Borrower" are replaced with "consolidated unaudited financial statements of TORM PLC";

11.
paragraph (c) of clause 19.1 (Financial Statements) in each Agreement shall be amended so that the words "the Borrower" are replaced with "TORM PLC" and so that the words "annual Forecast for the Borrower" are replaced with "annual Forecast for TORM PLC";

12.	paragraphs (a) and (c) of clause 19.2 (Provision and Contents of Compliance Certificate) in each Agreement shall be amended so that the words "the Borrower" are replaced with "TORM PLC";
13.
paragraph (a) of clause 19.3 (Requirements as to Financial Statements and Budget) in each Agreement shall be amended so that the words "the Borrower" are replaced with the words "TORM PLC" and so that the words "for the Borrower" are replaced with "for TORM PLC";

14.	paragraphs (c) and (d) of clause 19.3 (Requirements as to Financial Statements and Budget) in each Agreement shall be amended so that the words "the Borrower" are replaced with "TORM PLC";
15.	clause 19.4 (Year-end) in each Agreement shall be amended so that the words "the Borrower" are replaced with "TORM PLC";
16.	paragraph (a)(i) of clause 19.5 (Information: Miscellaneous) in each Agreement shall be amended so that the words "the Borrower" are replaced with "the Borrower or TORM PLC";
17.
paragraph (a)(iv) of clause 19.5 (Information: Miscellaneous) in each Agreement shall be amended so that the words "management of the group and (except for the Borrower)" are replaced with "management of the Group and (except for TORM PLC)";

18.	paragraphs (c) and (d) of clause 19.8 ("Know Your Customer" Checks) in each Agreement shall be amended so that the words "the Borrower" are replaced with "TORM PLC";
19.	the definition of "Minimum Liquidity" in clause 20.1 (Financial Definitions) in each Agreement shall be amended by replacing the words "the Borrower" with "TORM PLC";
20.	clause 20.2 (Financial Condition) in each Agreement shall be amended by replacing the words "the Borrower" with "TORM PLC";
21.
paragraph (a) of clause 20.2 (Financial Condition) in each Agreement shall be amended by replacing the words "thereafter, the greater of (x) fifty million Dollars (US$50,000,000) and (y) five per cent. (5%) of the Group's Total Debt" with "thereafter, the greater of seventy five million Dollars (US$75,000,000) and (y) five per cent. (5%) of the Group's Total Debt";

22.	clause 20.3 (Financial Testing) in each Agreement shall be amended so that the words "the Borrower's" are replaced with "TORM PLC's";
23.	clauses 21.5 (Tax Compliance), 21.6 (Change of Business), 21.18 (Amendment) and 21.19 (Guarantors) in each Agreement shall be amended by replacing the words "the Borrower" with "TORM PLC";
24.
clause 21.6 (Change of Business) in each Agreement shall be further amended by replacing the words "such entity" with "the Borrower" and by deleting the words "from that as at the date of this Agreement";

25.
clauses 21.9 (Negative Pledge in Respect of Charged Property), 27.1 (General Negative Pledge - Obligors other than Borrower), 27.3 (Financial Indebtedness - Obligors other than the Borrower), 27.4 (Loans and credit - Obligors other than the Borrower), 27.5 (Disposals -Obligors other than the Borrower) and 27.7 (Acquisitions and Investments - Obligors other than the Borrower) shall be amended by replacing the words "the Borrower" with "the Borrower and TORM PLC";

26.	clause 21.11 (Maintenance of Listing) in each Agreement shall be amended so that it reads as follows:

"TORM PLC shall maintain its listing on the Copenhagen Stock Exchange. If shares of TORM PLC are listed on the New York Stock Exchange, TORM PLC shall maintain such listing on the New York Stock Exchange."
27.	clause 21.12 (No Change of Name Etc.) in each Agreement shall be amended so that it reads as follows:
"During the Facility Period, no Obligor will, without prior written approval of the Majority Lenders (such approval not to be unreasonably withheld or delayed) change:
(a)	the type of legal entity which it exists as;
(b)
in the case of the Borrower only, its jurisdiction or country of domicile or centre of establishment or tax residency unless it is to an Approved Jurisdiction in which case prior notice to the Agent will be required;

(c)
in the case of TORM PLC only, its jurisdiction or country of domicile or centre of establishment or tax residency unless it is to an Approved Jurisdiction in which case prior notice to the Agent will be required; or

(d)	its Accounting Reference Date.";
28.	paragraph (a) of clause 22.3 (Manager) in each Agreement shall be amended so that it reads as follows:
"Subject to paragraphs (b) and (c) below, each Mortgaged Vessel shall be managed commercially and technically by the Borrower and each other Fleet Vessel shall be managed commercially by the Borrower."
29.	a new paragraph (c) shall be added in Clause 22.3 (Manager) in each Agreement with the following wording:
"(c) Any other Fleet Vessel may be managed commercially by any other company with the prior consent of the Security Agent (acting reasonably)."
30.	clause 25.2 (Valuation Frequency) in each Agreement shall be amended by replacing the words "the Borrower" with "TORM PLC";
31.	clause 27.2 (Financial Indebtedness - Borrower) shall be amended by replacing the words "Borrower" and "the Borrower" with "the Borrower and TORM PLC";
32.
clause 27.8 (Distribution and Other Payments) in each Agreement shall be amended so that the words "the Borrower shall not" are replaced with "neither the Borrower nor TORM PLC shall" and so that the words "shareholders of the Borrower" are replaced with the words "shareholders of the Borrower or TORM PLC" and so that the words "shareholder of the Borrower" are replaced with the words "shareholder of the Borrower or TORM PLC" and so that the words "Borrower's shareholders" are replaced with the words "Borrower's shareholders or TORM PLC's shareholders" and so that the words "the Borrower is not in breach" are replaced with the words "TORM PLC is not in breach";

33.	paragraph (b)(i) of clause 27.8 (Distribution and Other Payments) in each Agreement shall be replaced in its entirety with the following new paragraph (b)(i):
"(b)          Clause 27.8(a) above does not apply if and to the extent that:
(i)          the Cash Sweep Period has expired, provided that the Borrower may:

(A)	at any time after the Cash Sweep Date falling 6 months after the Initial Borrowing Date; or
(B)	if a Cash Sweep Extension Notice has been delivered, at any time after the Cash Sweep Date falling 24 months after the Initial Borrowing Date, deliver a notice in writing to the Agent (a "Cash Sweep Termination Notice") electing to end the Cash Sweep Period with effect from and including the next Cash Sweep Date and thereby remove the restriction on payment of distributions under this Clause 27.8(b)(i) with effect from (but not including) the date falling three (3) weeks after such notice, provided that the Cash Sweep Period shall not so end and the restriction on payment of distributions under this Clause 27.8(b)(i) shall not be so removed unless and until the Borrower makes a prepayment of the Loan in an amount equal to the Cash Sweep Cap Amount calculated as per the most recent Cash Sweep Date, and the Company shall further undertake to pay an amount equal to the Cash Sweep Cap Amount on the next and final Cash Sweep Date.";
34.	clause 29.2 (Financial Covenants) in each Agreement shall be amended so that the words "the Borrower" are replaced with "TORM PLC";
35.
clause 29.14 (Ownership of the Obligors) in each Agreement shall be amended so that the words "(other than the Borrower)" are replaced by "(other than TORM PLC)" and the words "of the Borrower" are replaced with "of TORM PLC";

36.
clause 29.15 (Audit Qualification) in each Agreement shall be amended so that the words "The Borrower's Auditors" are replaced with the words "TORM PLC's Auditors" and the words "of the Borrower" are replaced with "of TORM PLC";

37,	paragraph (a) of clause 32.2 (Additional Guarantors) in each Agreement shall be amended so that the words "the Borrower" are replaced with "TORM PLC";
38.	schedule 7 (Form of Compliance Certificate) of each Agreement shall be amended so that the words "TORM A/S" are replaced with "TORM PLC"; and
39.	schedule 10 (Scheduled Amortisation Payments) of the Term Facility Agreement shall be replaced in its entirety as follows:
Repayment Date	Scheduled Amortisation Payment (US$)
13 Oct 2016	26.309.324,62
13 Jan 2017	13.154.662,31
13 Apr 2017	13.154.662,31 (or, if a Cash Sweep Termination Notice has been delivered after the Cash Sweep Date falling 12 months after the Initial Borrowing Date, $26,309,324.62)
13 Jul 2017	13.154.662,31
13 Oct 2017	13.154.662,31 (or, if no Cash Sweep Termination Notice has been delivered, $26,309,324.62)

13 Jan 2018	13.154.662,31
13 Apr 2018	13.154.662,31
13 Jul 2018	13.154.662,31
13 Oct 2018	13.154.662,31
13 Jan 2019	13.154.662,31
13 Apr 2019	13.154.662,31
13 Jul 2019	13.154.662,31
13 Oct 2019	13.154.662,31
13 Jan 2020	13.154.662,31
13 Apr 2020	13.154.662,31
13 Jul 2020	13.154.662,31
13 Oct 2020	13.154.662,31
13 Jan 2021	13.154.662,31
13 Apr 2021	13.154.662,31
13 Jul 2021	The outstanding principal amount of the Loan

Appendix 2 Conditions Precedent
1.	Borrower's Corporate Documents
(a)	A copy of the Constitutional Documents of the Borrower.
(b)	A copy of a resolution of the board of directors of the Borrower:
(i)	approving the terms of, and the transactions contemplated by, this letter and resolving that it execute this letter;
(ii)	authorising a specified person or persons to execute this letter on its behalf; and
(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this letter.
(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to this letter and related documents.
(d)
A certificate of the Borrower (signed on behalf of the Borrower by a director of the Borrower) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing, security or similar limit binding on the Borrower to be exceeded.

(e)	A copy of any power of attorney under which any person is to execute this letter or related documents on behalf of the Borrower.
(f)
A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in paragraphs (a) to (e) above is correct, complete and in full force and effect as at a date no earlier than the date of this letter and that any such resolutions or power of attorney have not been revoked.

2.	Guarantors' Corporate Documents
(a)	A copy of the Constitutional Documents of each Original Guarantor and the share register (where applicable) of each Original Guarantor (other than the Borrower).
(b)	A copy of a resolution of the board of directors of each Original Guarantor (or any committee of such board empowered to approve and authorise the following matters):
(i)	approving the terms of, and the transactions contemplated by, this letter and resolving that it execute this letter;
(ii)	authorising a specified person or persons to execute this letter on its behalf; and
(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this letter.
(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to this letter and related documents.

(d)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing any committee referred to in paragraph (b) above and conferring authority on that committee.
(e)	If required, a copy of a resolution signed by all the holders of the issued shares in each Original Guarantor, approving the terms of, and the transactions contemplated by, this letter.
(f)
A certificate of each Original Guarantor (signed by a director of such Original Guarantor on behalf of such Original Guarantor) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing, security or similar limit binding on such Original Guarantor to be exceeded.

(g)	A copy of any power of attorney under which any person is to execute this letter or related documents on behalf of any Original Guarantor.
(h)
A certificate of an authorised signatory of each Original Guarantor certifying that each copy document relating to it specified in paragraphs (a) through (g) above is correct, complete and in full force and effect as at a date no earlier than the date of this letter and that any such resolutions or power of attorney have not been revoked.

3.	"Know Your Customer" Information
Such documentation and information as any Finance Party may reasonably request through the Agent to comply with "know your customer" or similar identification procedures under all laws and regulations applicable to that Finance Party.
4.	Finance Documents
This letter executed by each of the Obligors.
5.	Legal Opinions
(a)
A legal opinion of White & Case LLP, addressed to the Arrangers and the Agent, in respect of matters of English law, substantially in the form approved by the Agent (acting on the instructions of the Lenders).

(b)
A legal opinion of the legal advisers to the Arrangers and the Agent in each jurisdiction in which an Obligor is incorporated, each substantially in the form approved by the Agent (acting on the instructions of the Lenders).

6.	Fees and Expenses
Evidence that the fees, commissions, costs and expenses that are due from the Borrower pursuant to clause 11 (Fees) and clause 16 (Costs and Expenses) of each of the Agreements have been paid or will be paid by the Effective Date.
7.	Other Documents and Evidence
A copy of any other Authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

Form of Acknowledgment
We acknowledge, and confirm the approval by the ~~Majority~~ Lenders of, the terms of this letter.

/s/ Christian Roed Christensen /s/ Zaneta Trosko
DANSKE BANK A/S as agent for the
other Finance Parties under and as defined
in each of the Agreements

Christian Roed Christensen Zaneta Trosko
Senior Loan Manager

Date: 13 January 2016